Filed pursuant to Rule 433
Dated January 16, 2020

Relating to
Preliminary Pricing Supplement No. 3,175 dated January 16, 2020 to
Registration Statement No. 333-221595

Global Medium-Term Notes, Series I
Floating Rate Senior Notes Due 2023
Fixed/Floating Rate Senior Notes Due 2031

Floating Rate Senior Notes Due 2023

Issuer:	Morgan Stanley
Principal Amount:	$2,500,000,000
Maturity Date:	January 20, 2023
Trade Date:	January 16, 2020
Original Issue Date (Settlement):	January 22, 2020 (T+3)
Interest Accrual Date:	January 22, 2020
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.25%
All-in Price:	99.75%
Net Proceeds to Issuer:	$2,493,750,000
Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in the above-referenced preliminary pricing supplement). As further described in the above-referenced preliminary pricing supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 0.70% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. Dollars
Interest Calculation:
As further described in the above-referenced preliminary pricing supplement, the amount of interest accrued and payable on the Floating Rate Senior Notes Due 2023 for each Interest Payment Period will be equal to the outstanding principal amount of the Floating Rate Senior Notes Due 2023 multiplied by the product of: (a) the sum of the accrued interest compounding factor described in the above-referenced preliminary pricing supplement plus the Spread for the relevant Interest Payment Period, multiplied by (b) the quotient obtained by dividing the actual number of calendar days in such Interest Payment Period by 360.  Notwithstanding the foregoing, in no event will the interest rate payable for any Interest Payment Period be less than zero percent.

Interest Payment Periods:
Quarterly; with respect to an Interest Payment Date, the period from and including the second most recent Interest Payment Period End-Date (or from and including the Original Issue Date in the case of the first Interest Payment Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if the Issuer elects to redeem Floating Rate Senior Notes Due 2023, the redemption date for such Floating Rate Senior Notes Due 2023) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if the Issuer elects to redeem Floating Rate Senior Notes Due 2023, to but excluding the redemption date for such Floating Rate Senior Notes Due 2023 (in each case, the final Interest Payment Period End-Date for such Floating Rate Senior Notes Due 2023) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date
Interest Payment Period End-Dates:
The 20th of each January, April, July and October, commencing April 2020 and ending on the Maturity Date or, if the Issuer elects to redeem Floating Rate Senior Notes Due 2023, ending on the redemption date for such Floating Rate Senior Notes Due 2023; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if the Issuer elects to redeem Floating Rate Senior Notes Due 2023, the redemption date for such Floating Rate Senior Notes Due 2023, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date (i.e., the Maturity Date or, if the Issuer elects to redeem Floating Rate Senior Notes Due 2023, the redemption date for such Floating Rate Senior Notes Due 2023) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date

Interest Payment Dates:
The second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if the Issuer elects to redeem Floating Rate Senior Notes Due 2023, the redemption date for such Floating Rate Senior Notes Due 2023. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Day Count Convention:	Actual/360
Optional Redemption:
The Issuer may, at its option, redeem Floating Rate Senior Notes Due 2023, (i) in whole but not in part, on January 20, 2022 or (ii) in whole at any time or in part from time to time, on or after December 20, 2022, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such Floating Rate Senior Notes Due 2023 to but excluding the redemption date. For the avoidance of doubt, if Floating Rate Senior Notes Due 2023 are redeemed in part, the determination of accrued and unpaid interest on such Floating Rate Senior Notes Due 2023 (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on Floating Rate Senior Notes Due 2023 that are not so redeemed. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus. If the Floating Rate Senior Notes Due 2023 are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	617446 8K8
ISIN:	US6174468K89
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A (R&I) / A (high) (DBRS) (Positive / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the Floating Rate Senior Notes Due 2023.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
Prohibition of Sales to EEA Retail Investors:	Applicable

The Floating Rate Senior Notes Due 2023 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed/Floating Rate Senior Notes Due 2031

Issuer:	Morgan Stanley
Principal Amount:	$3,500,000,000
Maturity Date:	January 22, 2031
Trade Date:	January 16, 2020
Original Issue Date (Settlement):	January 22, 2020 (T+3)
Interest Accrual Date:	January 22, 2020
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.45%
All-in Price:	99.55%
Net Proceeds to Issuer:	$3,484,250,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding January 22, 2030
Floating Rate Period:	From and including January 22, 2030 to but excluding the Maturity Date
Interest Rate:	During the Fixed Rate Period, 2.699% per annum; during the Floating Rate Period, as described in the specific formula described in the above-referenced preliminary pricing supplement
Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in the above-referenced preliminary pricing supplement). As further described in the above-referenced preliminary pricing supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 1.143% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. Dollars
Interest Calculation:
As further described in the above-referenced preliminary pricing supplement, during the Floating Rate Period, the amount of interest accrued and payable on the Fixed/Floating Rate Senior Notes Due 2031 for each Interest Payment Period will be equal to the outstanding principal amount of the Fixed/Floating Rate Senior Notes Due 2031 multiplied by the product of: (a) the sum of the accrued interest compounding factor described in the above-referenced preliminary pricing supplement plus the Spread for the relevant Interest Payment Period, multiplied by (b) the quotient obtained by dividing the actual number of calendar days in such Interest Payment Period by 360.  Notwithstanding the foregoing, in no event will the interest rate payable for any Interest Payment Period be less than zero percent.

Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly.
With respect to an Interest Payment Date during the Floating Rate Period, the period from and including the second most recent Interest Payment Period End-Date (or from and including January 22, 2030 in the case of the first Interest Payment Period during the Floating Rate Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2031, the redemption date for such Fixed/Floating Rate Senior Notes Due 2031) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2031, to but excluding the redemption date for such Fixed/Floating Rate Senior Notes Due 2031 (in each case, the final Interest Payment Period End-Date for such Fixed/Floating Rate Senior Notes Due 2031) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date
Interest Payment Period End-Dates:
With respect to the Floating Rate Period, the 22nd of each January, April, July and October, commencing April 2030 and ending on the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2031, ending on the redemption date for such Fixed/Floating Rate Senior Notes Due 2031; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2031, the redemption date for such Fixed/Floating Rate Senior Notes Due 2031, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date (i.e., the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2031, the redemption date for such Fixed/Floating Rate Senior Notes Due 2031) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date

Interest Payment Dates:
With respect to the Fixed Rate Period, each January 22 and July 22, commencing July 22, 2020 to and including January 22, 2030; with respect to the Floating Rate Period, the second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if the Issuer elects to redeem Fixed/Floating Rate Senior Notes Due 2031, the redemption date for such Fixed/Floating Rate Senior Notes Due 2031. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after July 22, 2020 and prior to January 22, 2030, in whole at any time or in part from time to time, on at least 5 but not more than 30 days’ prior notice, as described in the below-referenced Prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-Whole Redemption of Debt Securities,” provided that (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such Fixed/Floating Rate Senior Notes Due 2031 to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such Fixed/Floating Rate Senior Notes Due 2031 to be redeemed and (b) the present values of the scheduled payments of interest on such Fixed/Floating Rate Senior Notes Due 2031 to be redeemed that would have been payable from the date of redemption to January 22, 2030 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the Fixed/Floating Rate Senior Notes Due 2031 to be redeemed as if the Fixed/Floating Rate Senior Notes Due 2031 matured on January 22, 2030 (“remaining life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life
In addition, the Issuer may, at its option, redeem Fixed/Floating Rate Senior Notes Due 2031, (i) in whole but not in part, on January 22, 2030 or (ii) in whole at any time or in part from time to time, on or after October 22, 2030, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such Fixed/Floating Rate Senior Notes Due 2031 to but excluding the redemption date. For the avoidance of doubt, if Fixed/Floating Rate Senior Notes Due 2031 are redeemed in part, the determination of accrued and unpaid interest on such Fixed/Floating Rate Senior Notes Due 2031 (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on Fixed/Floating Rate Senior Notes Due 2031 that are not so redeemed. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus. If the Fixed/Floating Rate Senior Notes Due 2031 are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	617446 8L6
ISIN:	US6174468L62
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A (R&I) / A (high) (DBRS) (Positive / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the Pricing Supplement for the Fixed/Floating Rate Senior Notes Due 2031.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
Prohibition of Sales to EEA Retail Investors:	Applicable

The Fixed/Floating Rate Senior Notes Due 2031 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.
Preliminary Pricing Supplement No. 3,175 dated January 16, 2020
Prospectus Supplement dated November 16, 2017
Prospectus dated November 16, 2017

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.